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Exhibit 5.1

Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Madrid, Spain

Madrid, 30 July 2019

Dear Sirs,

Ref: Santander Mexico Exchange Offer

        We have acted as Spanish counsel to Banco Santander, S.A. (the "Bank"), a sociedad anónima organized under the laws of the Kingdom of Spain in the context of the issuance by the Bank, pursuant to the capital increase resolutions passed by the General Shareholders' Meeting of the Bank held on 23 July 2019, of new ordinary shares (the "New Shares") with a par value of €0.50 each, by means of in-kind contributions, to be delivered to the holders of Series B shares (acciones Serie B) and/or American Depositary Shares (ADSs) (each of which represents five Series B shares) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México ("Santander Mexico" and the "Santander Mexico Securities") which tender their Santander Mexico Securities in the exchange offer made by the Bank in Mexico and the United States of America to acquire all the issued and outstanding Santander Mexico Securities other than those owned directly or indirectly by the Bank, as described in the registration statement on form F-4, registration nº 333-231581 (as amended through the date hereof, the "F-4 Registration Statement") filed with the United States Securities and Exchange Commission (the "SEC").

A.    Documents reviewed

        In arriving at our opinions, we have reviewed the following documents and information (the "Documents"):

  (a)
  Specific information on the Bank publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) as of the date of this legal opinion.

  (b)
  Specific information publicly available on the Bank as of the date of this legal opinion on the website on insolvency rulings (www.publicidadconcursal.es) governed by Royal Decree 829/2013 of November 15.

  (c)
  A certification with respect to the Bank regarding its due existence and that it is not undergoing any liquidation process issued by the Commercial Registry of Cantabria on 13 May 2019, as well as a certification regarding the composition of the Bank's Board of Directors on 17 June 2019, issued by the Commercial Registry of Cantabria on 19 July 2019.

  (d)
  A copy of the articles of association (estatutos sociales) of the Bank (the "Articles of Association") as publicly available at the website of the Bank (www.santander.com), on 30 July 2019.

  (e)
  A copy of a certificate of the resolution of the General Shareholders' Meeting of the Bank held on 23 July 2019.

  (f)
  The statements set forth in the F-4 Registration Statement under the captions "Summary-Tax Consequences-Spanish Tax Consequences" and "The Exchange Offer-Tax Consequences-Spanish Tax Consequences".

B.    Assumptions

        Our opinions are based on the following assumptions:

  (a)
  All signatures (and, if applicable, stamps and seals) on the Documents are genuine. The original Documents we have received are authentic and complete, and, where applicable, correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings. Any copies we have received (including those available at the Bank's website) are complete, in force and correspond to the originals.

  (b)
  All information regarding matters of fact rendered to us by the Bank as well as (when appropriate) by governmental officials or public registries, is accurate and complete and all documents that should have been filed by the Bank with such registries have been so filed.

  (c)
  The transactions described in, contemplated in, or which are set out in the Documents are not contrary to the Bank's corporate interest (interés social) and the Bank's directors have not breached their duty of care (deberes de diligencia y lealtad) in relation to those transactions.

  (d)
  The Bank is a Spanish Corporate Income Tax ("CIT") taxpayer, and is the parent company (sociedad dominante) of the CIT group of companies number 0017/89 in accordance with Chapter VI, Title VII, of the Law 27/2014, of 27 September, on CIT.

C.    Opinion

        We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressee of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

        Our involvement in the transaction described above has been limited to our role as Spanish counsel to the Bank, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise the Bank or any other party of any changes to the law or facts that may occur after today's date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

        Legal concepts are expressed in some of the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

        Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.
Valid existence

        The Bank was duly incorporated and validly exists as a "sociedad anónima" under the laws of Spain.

2.
Due authorisation, full payment, non assessability and valid existence of the New Shares

        This opinion relates to the issuance of the New Shares after the date hereof. Upon the payment for the New Shares through the transfer and contribution in kind of the Santander Mexico Securities tendered in the exchange offer following confirmation of the transfer of their ownership in favor of the Bank, the relevant capital increase shall be executed. By effect thereof, such New Shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain. Subsequently, the Board of Directors (Consejo de Administración) or the Executive Committee (Comisión Ejecutiva)

or any other person duly empowered shall grant such resolution in a public notarial deed, register the relevant notarial deed with the Commercial Registry of Cantabria and record the relevant New Shares with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), in order to effect the delivery of the New Shares.

3.
Opinion on legal summaries prepared by Uría Menéndez

        The statements set forth in the F-4 Registration Statement under the captions "Summary—Tax Consequences—Spanish Tax Consequences" and "The Exchange Offer—Tax Consequences—Spanish Tax Consequences", fairly summarise, in necessarily abbreviated terms which do not intend to be fully comprehensive, and subject to the qualifications set forth herein and in the F-4 Registration Statement, the matters of Spanish law described under those headings, to the extent they relate to statements of law or legal conclusions under Spanish tax law in force at the date hereof.

D.    Qualifications

        The opinions above are subject to the following:

  (i)
  Our opinion is issued subject to the effects and outcome of transactions that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from articles 5 bis, 71 and 71 bis, and the fourth additional provision of the Insolvency Law).

  (ii)
  The information available from the Insolvency Register (www.publicidadconcursal.es) or the website www.rmc.es may not be entirely accurate or up to date.

  (iii)
  We offer no opinion as to the financial or economic reasonableness of the Documents.

  (iv)
  We are not experts in connection with securities markets laws, rules or regulations of any jurisdictions other than Spain and, in particular, with U.S. legislation.

        This legal opinion is rendered to the addressee identified in this letter and in the context of the transaction described above. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressee may make decisions based on it, nor may they claim any liability for its content without our prior written consent.

        As the sole exception to the terms of the preceding paragraph, we hereby consent to the filing of this opinion, for information purposes only, as an exhibit to the F-4 Registration Statement and to the use of our name under the caption "Validity of Securities" in the offer to exchange/prospectus included in the F-4 Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act of 1933 or the rules and regulations of the SEC issued thereunder with respect to any part of the F-4 Registration Statement, including this opinion. No other person than the Bank may be entitled to rely on the content of this opinion, or claim any contractual or non-contractual liability against us for its content.

        By accepting a copy of this legal opinion, the recipient acknowledges the terms and conditions set out in the paragraphs above and undertakes not to disclose this legal opinion to other parties without our prior written consent.

Yours faithfully,
/s/ Francisco San Miguel

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  Exhibit 5.1